 EXHIBIT 10.2

UNANIMOUS SHAREHOLDERS AGREEMENT T&T POWER GROUP INC. June 1, 2026

T&T POWER GROUP INC.

UNANIMOUS SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made as of the day of June 1, 2026 (the “Effective Date”)

BETWEEN:

T&T POWER GROUP INC., a corporation amalgamated under the laws of Canada

– and –

Each Shareholder (as such terms are defined below) listed in Schedule A attached hereto, as amended from time to time, and any person who becomes a party to this Agreement by executing the Acknowledgement in the form attached hereto as Schedule B.

RECITALS

A.	In these recitals, all capitalized terms, unless otherwise defined, shall have the meanings given to them in Section 1.1;

B.	The Corporation was amalgamated under the Act on June 1, 2026;

C.	The Corporation’s authorized capital consists of:

i.	An unlimited number of Class A Common Shares;
ii.	An unlimited number of Class A Special Shares;
iii.	An unlimited number of Class B Common Shares;
iv.	An unlimited number of Class V Special Shares; and
v.	5,750,000 Class A Preference Shares.

D.

Those parties to this Agreement, who are Shareholders, are the registered and beneficial owners of the number and class of shares in the capital of the Corporation set out opposite such Shareholder’s name in Schedule A;

E.

The parties to this Agreement desire to enter into certain agreements relating, among other things, to their shareholdings in the Corporation, their rights and duties as Shareholders of the Corporation, and the management and operation of the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement, the sum of one dollar and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

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ARTICLE 1

INTERPRETATION

1.1 Defined Terms. In addition to the terms otherwise defined in this Agreement, the following terms shall have the meanings set out below:

(a)

“Act” means the Canada Business Corporations Act, as amended or re-enacted from time to time, and any term defined in the Act and not otherwise defined herein is used in this Agreement with the meaning defined in the Act;

(b)

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (b) any other Person that owns or controls 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) or partnership units of that Person or any of its affiliates, or (c) any director, partner, officer, agent, principal, employee or relative of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise;

(c)	“Agreement” means this unanimous shareholders agreement and all schedules attached to this agreement, all as may be supplemented or amended from time to time;

(d)

“Arm’s Length” shall have the meaning as it is given in the Income Tax Act (Canada) and any question as to whether an arm’s length relationship exists shall be determined in accordance with Article 251 of said legislation as of the date hereof;

(e)	“Articles” means the Articles of Amalgamation dated June 1, 2026, as may be amended from time to time;

(f)	“Board” means the board of directors of the Corporation;

(g)	“Business” has the meaning given to such term in Section 2.1;

(h)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario;

(i)	“By-law” means any by-law of the Corporation, including, without limitation, general By-law No. 1 in the form enacted on June 1, 2026 (collectively the “By-laws”);

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(j)	“Control” means:

(i)

with respect to a corporation, the ownership of more than fifty percent (50%) of the voting rights attached to all shares of the corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing, where the exercise of such voting rights entitles the holder of such voting shares to elect a majority of the directors of the corporation;

(ii)	with respect to a partnership (other than a limited partnership), the ownership of more than fifty percent (50%) of the interests in the partnership;

(iii)	with respect to a limited partnership, the limited partnership is controlled by each of its general partners; and

(iv)	with respect to a trust, the trust is considered controlled by each of its trustees who has actual power or authority to manage and direct the affairs of such trust;

and “controlled, “controlling” and “controls” shall have like meaning;

(k)

“Corporation” means T&T Power Group Inc. and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Corporation or any continuance of the Corporation under the laws of another jurisdiction;

(l)	“Directors” means the directors of the Corporation and a “Director” means any one of them;

(m)

“Financial Statements” means the annual financial statements of the Corporation, prepared on a review engagement basis, consisting of consolidated balance sheets of the Corporation, statements of income, retained earnings, and changes in cashflow of the Corporation and its subsidiaries, if any, and unaudited quarterly interest financial statements of the Corporation, prepared in accordance with generally accepted accounting principles (subject to normal year- end adjustments and without footnote disclosure for quarterlies), setting forth the comparative form the corresponding figures for the corresponding quarter or full year of the previous financial year;

(n)	“Permanent Incapacity” means, with respect to any person, the condition that will be deemed to exist where:

(i)	such person has been declared by a court of competent jurisdiction to be mentally incompetent and such declaration has not, at the relevant time, been revoked; or

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(ii)

such person becomes unable, by reason of illness, mental or physical disability or incapacity or otherwise, to perform his or her normal duties as a director or officer of the Corporation or as a full-time employee of the Corporation:

A.	for a period of 180 consecutive days; or

B.	for 270 days in aggregate during a period of 365 days,

provided that if a qualified medical doctor certifies that a person’s illness, disability or incapacity is not permanent but merely temporary and that the person will be fully recovered and able to perform his or her normal duties as a director, officer, or full-time employee of the Corporation within 180 days of the date of the certificate, then such illness, disability, or incapacity shall not be deemed to constitute “Permanent Incapacity”;

(o)

“Person” means and includes any individual, corporation, body corporate, partnership, firm, joint venture, syndicate, association, trust, trustee, government, governmental agency or board or commission or authority or other form of entity or organization, whether or not legal entities;

(p)	“Shareholder” means any of the Persons listed on Schedule A hereof or any Person that from time to time holds Shares in the Corporation and becomes bound by the provisions of this Agreement;

(q)	“Shareholder Loan” means an outstanding amount loaned or advanced by a Shareholder to the Corporation at any time;

(r)

“Shares” means in respect of the Corporation and/or any Subsidiary, as the context dictates: (a) all shares currently authorized; (b) any additional shares which may be subsequently authorized; (c) any shares into which Shares of the Corporation and/or any Subsidiary may be converted, subdivided, consolidated or otherwise changed from time to time, and (d) any shares of the Corporation and/or any Subsidiary or any successor or other corporation, as the case may be, which may be received by the holders of such shares on an amalgamation, arrangement, continuance, merger, consolidation or other reorganization (statutory or otherwise) of or including the Corporation and/or any Subsidiary;

(s)	“Viking” means Viking Energy Group, Inc.;

(t)	“Viking Preferred Shares” means the Class A Preference Shares in the capital of the Corporation owned by Viking;

(u)	“Voting Shares” means the Class A Common Shares in the capital of the Corporation; and

(v)	“Written Notice” means notice in writing either in a hard copy paper format or by electronic means in an e-mail and “instrument in writing” and “in writing” shall have a corresponding meaning.

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1.2 Currency. All amounts referred to in this Agreement are intended to be in lawful currency of Canada unless otherwise specified in this Agreement.

1.3 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and all references to “day” or “days” shall mean calendar days unless designated as “Business Days”.

1.4 Schedules. The following schedules are attached to and incorporated in this Agreement by reference:

Schedule A – Shareholders and Addresses

Schedule B – Form of Acknowledgement

Schedule C – TD Subordination and Postponement Agreement

1.5 Miscellaneous. In this Agreement:

(a)

unless the context otherwise requires, the singular shall include the plural and vice versa, and in particular the definitions of words and expressions set forth in Section 1.1 shall be applied to such words and expressions when used in either the singular or the plural form;

(b)	unless the context otherwise requires, words importing a particular gender shall include the other gender;

(c)	unless otherwise indicated, references to Articles, Sections, and Schedules should be construed as references to the applicable Articles, Sections, or Schedules of this Agreement;

(d)

the division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement;

(e)

any reference to a statutory provision shall include that provision as from time-to-time modified or re-enacted providing that in the case of modifications or re-enactments made after the date of this Agreement the same shall not have effective substantive change to that provision;

(f)	references to, or to any particular provision of, a document shall be construed as references to that document as amended to the extent permitted by this Agreement and in force at any time; and

(g)	“in writing” or “written” mean and include printing, typewriting or any electronic means of communication capable of being permanently reproduced in alphanumeric characters at the point of reception.

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ARTICLE 2

GOVERNANCE AND AFFAIRS OF THE BUSINESS

2.1 Business of the Corporation. The Corporation is engaged in the business of servicing, maintaining, repairing, renting and testing of generators and industrial engines and providing power solutions to customers throughout Canada (the “Business”).

2.2 Unanimous Shareholder Agreement. This Agreement is deemed to be a unanimous shareholders’ agreement within the meaning of the Act, and the power of the Board to manage or supervise the management of the Business and affairs of the Corporation is restricted in accordance with the terms of this Agreement.

2.3 Corporation to be Bound. The Corporation covenants and agrees to act in accordance with the provisions of this Agreement and to take no action which would constitute a contravention of any of the terms or provisions hereof. Notwithstanding anything contained in this Agreement, the Corporation shall so conduct its business and affairs as to comply with all applicable laws.

2.4 Board of Directors. Tyler Van Dyke has been appointed as Director of the Board, and the Shareholders hereby approve such appointment. For clarity, Viking will have no right to appoint a Director of the Board.

The Corporation shall not, and the Directors shall not authorize or approve the issuance of, any Shares or securities ranking senior in priority or preference to the Viking Preferred Shares with respect to dividends, return of capital, liquidation, redemption or otherwise, unless and until all of the Viking Preferred Shares have been redeemed, repurchased or otherwise retired in accordance with this Agreement.

2.5 Decisions of Directors. Any resolution of the Directors shall only be validly passed and effective if:

(a)	at a duly constituted meeting of the Directors, such resolution receives the affirmative vote of a majority of the Directors participating in the meeting (each Director having only one vote); or

(b)	by a written resolution signed by all of the Directors in lieu of such a meeting.

2.6 Notice of Meeting of Shareholders. Any meeting of the Shareholders may be called by resolution of the Directors or by any Shareholder entitled to vote at such meeting, on not less than fourteen (14) days’ Written Notice given to all the Shareholders of the Corporation who are entitled to vote.

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2.7 Place and Frequency of Shareholders’ Meetings. Meetings of Shareholders may be held at any place within or outside of the Province of Ontario. The meetings shall permit all the Shareholders of the Corporation to participate in a meeting of Shareholders by means of such telephone, electronic, or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a Shareholder participating in such a meeting by such means is deemed for the purposes of the Agreement to be present at that meeting.

2.8 Dividends. It is hereby acknowledged by Viking that dividends are declared at the discretion of the Board, and the Viking Preferred Shares are not entitled to dividends, except as set out in Section 6.7.

2.9 Officers. The officers of the Corporation shall be appointed by the majority of the Directors from time to time.

2.10 Books and Records. The Corporation shall maintain books of account at its head office which shall contain accurate and complete records of all transactions, receipts, expenses, assets, and liabilities of the Corporation. The Corporation shall provide all Shareholders with reasonable access to such books and records. Proper books of account and entries shall be made therein of all matters, transactions, and things as are usually written and entered in books of account kept by Corporations engaged in concerns of a similar nature together with all books, securities, letters and other things belonging to or concerning how the Corporation’s business is being carried on and each of the Shareholders shall have free access at all times to examine and copy them and shall at all times furnish to the other Shareholders correct information, accounts, and statements of and concerning all transactions pertaining to the Corporation without any concealment or suppression. Each Shareholder shall also be entitled from time to time, during usual business hours on reasonable notice to the Corporation, to examine (or cause its representatives to examine): (i) the Articles and the By-laws; and (ii) the minute books of the Corporation.

2.11 Information to be Provided to Shareholders. The Corporation shall maintain proper, complete, and accurate books and accounts in accordance with generally accepted accounting principles consistently applied and in effect from time to time. The Corporation shall supply on a timely basis all necessary financial and other information to the Shareholders as of the end of their respective fiscal and/or tax accounting quarters and years in order to permit each Shareholder to comply on a timely basis with his/its respective reporting, tax, and other requirements imposed by law or otherwise. Each Shareholder shall also be entitled to receive from the President of the Corporation:

(a)

as soon as practicable but in any event within (i) twenty-one (21) days after fiscal quarter-end of the Corporation, internally prepared financials based on best available information at the applicable time; and (ii) thirty (30) days after the end of each of the first three (3) fiscal quarters of each fiscal year, a copy of the Corporation’s Financial Statements for such fiscal quarter and year to date;

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(b)

as soon as practical but in any event within (i) twenty-one (21) days after fiscal year-end of the Corporation, internally prepared annual financials based on best available information at the applicable time; and (ii) thirty (30) days following the end of each fiscal year of the Corporation, a copy of the Corporation’s Financial Statements for such fiscal year, including a balance sheet as at the end of such fiscal year and statements of changes in financial position and profit and loss for such fiscal year, together with notes to such financial statements, management’s discussion and analysis of financial condition and results of operation, and comparative statements for the prior fiscal year;

(c)

upon becoming aware that the same may be threatened or pending, and in any case immediately after the commencement thereof, a notice of any dispute, litigation or arbitration or other proceedings (including any regulatory investigations or alleged misconduct) before or of any government authority or any other person which might have a material adverse effect on the business, assets, liabilities, financial condition, results of operations or business prospects of the Corporation; and

(d)

a copy of any notice or statement given by the Corporation to the lenders, or received by the Corporation from the lenders, in connection with a breach of, or failure to perform, any covenant in relation to indebtedness of the Corporation for borrowed money, which copy shall be given contemporaneously with the giving of such notice or statement to the lenders.

2.12 Bankers, Banking and other Documents. Until changed by a resolution of the Directors, The Toronto Dominion Bank shall be the bankers of the Corporation (the “Bank”). The Corporation shall maintain such bank accounts as the Corporation may from time to time require, at the Bank or at such other bank or trust company as the Directors may from time to time determine. All bank accounts shall be kept in the name of the Corporation and all cheques, bills, notes, drafts, or other instruments shall be executed as set out in the Corporation’s banking resolution authorized by the Board on or after the Effective Date. The parties agree that any banking resolution in effect prior to the Effective Date is of no further force and effect and does not bind the Corporation. In the absence of a banking resolution duly authorized by the Board on or after the Effective Date, it is agreed that Tyler Van Dyke or his appointee(s) shall have sole signing authority on all cheques, bills, notes, drafts or other instruments. All monies received from time to time for the account of the Corporation shall be deposited immediately into those bank accounts for the time being in operation, and all disbursements on account of the Corporation shall be made by cheque drawn on such bank accounts.

2.13 General Signing Authority. Unless otherwise authorized by a resolution of the Board, Tyler Van Dyke or his appointee(s) shall have the sole signing authority with respect to any instrument or document entered into by the Corporation, and no other Shareholder, Director or officer of the Corporation shall have the authority or right to bind the Corporation in any manner or to sign any document or instrument on behalf of the Corporation.

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2.14 Subordination to Senior Lender. Viking agrees to execute and deliver the Postponement and Assignment of Creditors Claim and Postponement of Security Agreement in favour of TD Canada Trust on or prior to the Effective Date, in the form set out in Schedule C.

ARTICLE 3

INDEMNITY

3.1 Indemnity. Each Shareholder hereby agrees to indemnify, hold harmless, reimburse, and defend each and every other Shareholder (referred to as an “Indemnified Shareholder”), for, from, and against any and all liability, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements) and any claim thereof or therefor which:

(a)	is asserted against, imposed on, or incurred or sustained by any Indemnified Shareholder (regardless of the form or nature of such liability, damage, loss, expense, or claim); and

(b)	results from, arises out of, or is connected with the non-fulfillment or breach by any Shareholder of any covenant in or obligation under this Agreement.

ARTICLE 4

CONFIDENTIAL INFORMATION

4.1 Confidential Information.

(a)

Each Shareholder acknowledges that they may from time to time be entrusted with types of confidential information, including without limitation, intellectual property, customer lists, financial information, marketing strategies, production techniques, software, and other information of a privileged and confidential nature which, upon disclosure, would be highly prejudicial to the interests of the Business, the Corporation and/or any Subsidiary (collectively the “Confidential Information”).

(b)

Each Shareholder acknowledges and agrees that the right to possess and maintain confidential all such Confidential Information constitutes a proprietary right of the Corporation and/or any Subsidiary, which the Corporation and/or any Subsidiary is entitled to protect.

(c)

Each Shareholder agrees that they will not at any time, whether then a Shareholder or not, directly or indirectly, disclose Confidential Information to any Person not authorized by the Corporation to receive such information, other than such party’s own professional advisors on a need-to-know basis.

(d)

Each Shareholder shall return to the Corporation all property, written information, and documents of the Corporation and all Confidential Information and all copies of the same, whether in written, electronic, or other form forthwith upon his cessation as a Shareholder.

(e)

For greater certainty, nothing in this Agreement imposes liability upon any Shareholder for making disclosures of Confidential Information where such disclosure (i) is required by law or court order; or (ii) is occasioned through theft, lawful or unlawful search and seizure, or through any other means beyond the reasonable control of the Shareholder.

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4.2 Disparaging Comments. Each of the parties hereto covenants and agrees that it is strictly prohibited, at all times (whether then a Shareholder or not), from making any representations, statements, remarks, and/or any comments whatsoever to any Person, when said representations, statements, remarks, and/or comment can be reasonably interpreted by any party as being disparaging to, and/or adversely affecting, or in any way being harmful to the parties hereto, their affiliates, the Corporation and/or any Subsidiary and/or its goodwill.

4.3 Survival. The obligations of each Shareholder under this Article 4 shall survive said Shareholder ceasing to be a shareholder of the Corporation.

ARTICLE 5

RESTRICTIONS ON TRANSFER

5.1 Restriction. Except as otherwise provided for herein or with the unanimous consent of the Shareholders, no Shareholder shall directly or indirectly sell, assign, transfer, give, devise, bequeath, mortgage, pledge, hypothecate, or otherwise dispose of, alienate or in any way encumber or create a security interest in, or grant any option on (each said act referred to herein as a “Transfer”) any of the Shares owned by said Shareholder. Any attempted Transfer of Shares made in violation of this Agreement shall be null and void. Neither the Board nor the Shareholders shall approve or ratify any Transfer of Shares made in contravention of this Agreement and the Corporation shall not permit any such Transfer to be recorded on the share register of the Corporation maintained for the Shares. Notwithstanding the foregoing, the Shareholders and Directors shall be deemed to have consented to any Transfer of Shares made in accordance with this Agreement and to have waived any restriction on Transfer contained in the Articles or Bylaws in order to give effect to such Transfer of Shares.

5.2 Suspension of Rights. From and after the date of an attempted Transfer, unless otherwise expressly provided for in this Agreement, all rights of the Shareholder purporting to make the Transfer shall be suspended and inoperative, and no Person shall be entitled to vote such Shares or receive dividends or other distributions from the Corporation until the Transfer is rescinded by the transferor and transferee.

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ARTICLE 6

VIKING PREFERRED SHARES RIGHTS AND REDEMPTION

6.1 The Corporation may redeem all of the Viking Preferred Shares on or before March 31, 2028 (the “Redemption Date”) for an aggregate redemption price of $5,750,000, or $1.00 per Viking Preferred Share (the “Redemption Price”), subject to any credits against the Redemption Price set out in section 6.6.

(a)	The Redemption Price shall be satisfied by the Corporation as follows:

	(i)	ten percent (10%) of the Redemption Price shall be paid in cash via wire transfer of immediately available funds on the Redemption Date; and

	(ii)	the balance of the Redemption Price shall be paid in cash via wire transfer of immediately available funds within sixty (60) days following the Redemption Date.

6.2 If the Corporation fails to redeem all of the Viking Preferred Shares on or before the Redemption Date, the aggregate redemption price for the Viking Preferred Shares shall automatically increase to $7,750,000.00, or $1.347826 per Viking Preferred Share (the “Increased Redemption Price”), regardless of whether any portion of the Viking Preferred Shares has been previously redeemed, subject to any credits against the Retraction Redemption Price set out in section 6.6.

6.3 Subject to Section 6.8, Viking shall have the right (the “Retraction Right”) to require the Corporation to redeem all, but not less than all, of the then-outstanding Viking Preferred Shares at the Increased Redemption Price together with all accrued but unpaid dividends thereon, whether or not declared (collectively, the “Retraction Price”), exercisable upon the earliest to occur of the following:

(a)	at any time following the Redemption Date;

(b)

if any party (other than Viking) fails to perform or observe any material term or condition of this Agreement and such failure continues for a period of twenty (20) days following Written Notice thereof from Viking;

(c)	the sale or proposed sale to a third party (pursuant to a binding agreement) of all or substantially all of the Corporation’s assets;

(d)

in the event the Corporation is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by a third party seeking relief, reorganization, or rearrangement under any laws relating to insolvency in any jurisdiction whatsoever, or a receiver, liquidator, or trustee is appointed in respect of any property or assets of the Corporation, or an order is made for the liquidation, dissolution, or winding up of the Corporation, or a judgment is granted by a court against a party and the Corporation fails to satisfy said judgment within a period of thirty (30) days of the date of said judgment, or the Corporation declares bankruptcy or makes an assignment for the benefit of creditors, or has a receiving order made against the Corporation; or

(e)	the death or Permanent Incapacity of Tyler Van Dyke.

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6.4 To exercise the Retraction Right, Viking must deliver Written Notice (the “Retraction Notice”) to the Corporation of its intention to exercise the Retraction Right.

6.5 The Corporation shall pay the Retraction Price to Viking within One Hundred Twenty (120) days following receipt of the Retraction Notice (the “Retraction Payment Date”) by wire transfer of immediately available funds. For clarity, no dividends, as contemplated in Section 6.7, shall accrue on the Viking Preferred Shares following the date the Corporation receives the Retraction Notice. Notwithstanding the foregoing, should Viking elect to exercise its Retraction Right under section 6.3(a), the Corporation may elect to pay the Retraction Price on the Retraction Payment Date or it may elect to pay an aggregate redemption price of $8,520,000.00 or $1.481739 per Viking Preferred Share together with all accrued but unpaid dividends thereon (the “Deferred Redemption Price”), whether or not declared, within 12 months following the RetractionNotice. For clarity, the Increased Redemption Price and the Deferred Redemption Price, as applicable, shall only apply to those shares not redeemed on or before the Redemption Date.

6.6 Monthly Payment Right.

(a)

From the Effective Date until the Viking Preferred Shares are redeemed in full, Viking may, upon providing the Corporation with not less than 30 days’ Written Notice, require the Corporation to pay to Viking $15,000.00 per month via wire transfer of immediately available funds (each a “Monthly Payment”).

(b)

Viking may, upon providing the Corporation with not less than 30 days’ prior Written Notice, require the Corporation to make a lump‑sum catch‑up payment in respect of any prior months during which Viking did not exercise its Monthly Payment right under section 6.6(a) via wire transfer of immediately available funds.

(c)

All Monthly Payments and all catch‑up payments made by the Corporation to Viking under sections 6.6(a) and 6.6(b) shall be credited against the Redemption Price, Increased Redemption Price, or the Deferred Redemption Price in accordance with the date on which the Monthly Payment(s) and/or catch up payments(s) were made regardless of the date of the final redemption, upon the final redemption of the Viking Preferred Shares. For clarity, such payments do not constitute partial redemptions of the Viking Preferred Shares.

6.7 Conditional Cumulative Dividend.

(a)	The Viking Preferred Shares shall not carry any dividend entitlements except that an 8% cumulative dividend shall accrue and be payable by the Corporation to Viking only if:

(i)

any party (other than Viking) breaches any term, condition, or restriction applicable to the Viking Preferred Shares, including, but not limited to, the issuance of any Shares or securities having liquidation preference over the Viking Preferred Shares; or

	(ii)	the Corporation fails to redeem the Viking Preferred Shares by the Redemption Date.

For clarity, any dividend payable to Viking under this Section 6.7 shall accrue from the date of the breach of any term, condition, or restriction applicable to the Viking Preferred Shares or from the Redemption Date, as applicable.

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6.8 Potential Adjustment(s)

(a)	If the Retraction Right is exercised as a result of the death or Permanent Incapacity of Tyler Van Dyke (the “Triggering Event”) before the Redemption Date, the Increased Redemption Price shall be reduced to $5,750,000. Furthermore, if the Triggering Event occurs prior to October 1, 2026, the reference to 120 days in Section 6.5 shall be deemed to state twelve (12) months.

(b)	If the Retraction Right is exercised as a result of subsection 6.3(b) before the Redemption Date, the Increased Redemption Price shall be reduced to $5,750,000.

(c)	The Corporation shall be entitled to set off against the Redemption Price, the Increased Redemption Price, or the Deferred Redemption Price, as applicable, any damages suffered by, imposed upon, or asserted against either the Corporation or its Affiliate (each an “Indemnified Person”) as a result of any of the matters identified in section 10.1 of the Subscription Agreement between T&T Power Group Inc., Remora EQ LP, Simmax Corp., and Viking dated April 1, 2025 (the “Subscription Agreement”) as giving rise to an indemnity obligation, provided that the Indemnifed Person, shall first make reasonable efforts to set off such damages. For clarity, notwithstanding any provision in either this Agreement or the Subscription Agreement, the Corporation shall be entitled to reduce the Redemption Price the Increased Redemption Price, or the Deferred Redemption Price, as applicable, on a dollar-for-dollar basis for the full amount of damages suffered by the Indemnified Person, subject to the foregoing limitation. Should the scope of the damages not be finally determined on or before the date on which the Redemption Price, the Increased Redemption Price, or the Deferred Redemption Price, as applicable, is payable, the Corporation and Viking shall agree on a reasonable estimate of the damages and such amount will be held back and the aggregate Redemption Price, Increased Redemption Price, or Deferred Redemption Price, as applicable, shall be reduced accordingly. Once the scope of damages is finally determined, should the amount of the damages exceed the amount held back, Viking shall pay to the Corporation the amount of the shortfall within 15 Business Days of the date the damages are determined. Should the amount of the damages be less than the amount held back, the Corporation shall pay Viking the amount of the surplus within 15 Business Days of the date the damages are determined.

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(d)	The Corporation shall be entitled to reduce the Redemption Price, the Increased Redemption Price, or the Deferred Redemption Price, as applicable, on a dollar-for-dollar basis for any and all costs, expenses, liabilities, fines, penalties, or other amounts reasonably incurred or payable in connection with the investigation, remediation, mitigation, or any other corrective action required by (i) an order of a government authority; and/or (ii) a contractual commitment of the Corporation, with respect to any and all oil spills or other discharge of hazardous substances, other than the discharge of hazardous substances in a non-material amount in the ordinary course of business, that occurred as a result of the Corporation’s use of the premises at 1605 Kebet Way, Port Coquitlam, British Columbia, prior to the date of the Subscription Agreement, as confirmed by an independent expert assessment, including but not limited to compliance with any orders, directives, or requirements imposed by any governmental or regulatory authority, to the extent such damages have not otherwise been set-off or recovered by either Tyler Van Dyke or the Corporation pursuant to the terms of the Subscription Agreement.

ARTICLE 7

GENERAL SALE PROVISIONS

7.1 Application of Sale Provisions. Except as may otherwise be expressly provided in this Agreement or the Schedules hereto, the provisions of this Article shall apply to any sale of Shares between or among Shareholders, or any sale of Shares by a Shareholder to a third party or, to the extent applicable, between Shareholders and the Corporation pursuant to the provisions of this Agreement (the “Sale Transaction”). For the purpose of this Article: the term “Vendor” shall mean the transferring Shareholder; “Purchaser” shall mean the acquiring party; and the “Purchased Shares” shall mean the Shares being transferred with respect to any Sale Transaction.

7.2 Obligations of Vendor. At or prior to the time of closing, the Vendor shall:

(a)	Assign and transfer to the Purchaser the Purchased Shares and deliver the share certificate(s) representing the Purchased Shares duly endorsed for transfer to the Purchaser or as directed by him;

(b)	Do all other things required in order to deliver good and marketable title to the Purchased Shares to the Purchaser free and clear of any liens whatsoever;

(c)

Deliver to the Corporation and the Purchaser all necessary documents (which documents shall be in form and substance reasonably satisfactory to the solicitors for the Purchaser) required to transfer to the Purchaser the indebtedness of the Corporation and the other Shareholders to the Vendor or to otherwise comply fully with the intent of this Agreement;

(d)	Deliver to the Corporation signed resignations of the Vendor and his nominees, if any, as Directors, officers and employees of the Corporation, as the case may be;

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(e)

Deliver to the Corporation releases by the Vendor and his nominees, if any, of all claims against the Corporation with respect to any matter or thing up to and including the time of closing in their capacities as Directors, officers, Shareholders, employees, or creditors of the Corporation, as the case may be, except for any claims which might arise out of the Sale Transaction;

(f)

Deliver to the remaining Shareholders releases by the Vendor and his/her nominees, if any, all claims against each remaining Shareholder and their respective nominees, if any, in their capacities as a Shareholder, Director or officer of the Corporation, except for any claims which might arise out of the Sale Transaction; and

(g)

Either provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Vendor is not then a non-resident of Canada within the meaning of the Income Tax Act (Canada) or provide the Purchaser with a certificate pursuant to Sub article 116(2) of the Income Tax Act (Canada) with a certificate limit in an amount not less than the purchase price for the Purchased Shares.

7.3 Release of Guarantees etc. If, at the time of closing, the Vendor or any other Person for and on behalf of the Vendor, shall have any guarantees, securities, or covenants lodged with any Person to secure any indebtedness, liability, or obligation of the Corporation or the remaining Shareholder, then the remaining Shareholder shall make reasonable commercial efforts to have such guarantees, securities, and/or covenants released, failing which all the remaining Shareholder shall indemnify the Vendor and/or any other Person for and on behalf of the Vendor, should any of them be required to make payment on said guarantees, securities, and/or covenants following the closing of the Sale Transaction.

7.4 Deliveries to Vendor. At or prior to the time of closing, the Purchaser shall:

(a)

Deliver to the Vendor and his/its nominees, if any, a release by him, in his capacity as a Director, officer and Shareholder of the Corporation, of all of his claims against the Vendor and his nominees in his capacity as a Shareholder, Director, or officer of the Corporation, except for any claims which may arise out of the Sale Transaction; and

(b)

Cause the Corporation to deliver to the Vendor and his nominees, if any, a release by the Corporation of all its claims against the Vendor and his nominees with respect to any matter or thing arising as a result of the Vendor or his nominees being a Shareholder, Director, or officer of the Corporation, except for any claims which might arise out of the Sale Transaction.

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7.5 Repayment of Debts. If, at the time of closing, the Corporation is indebted to the Vendor in an amount recorded on the books of the Corporation and verified by the accountant of the Corporation, the Corporation shall repay such amount to the Vendor at the time of closing. If, at the time of closing, the Vendor is indebted to the Corporation in an amount recorded on the books of the Corporation and verified by the accountant of the Corporation, the Vendor shall repay such amount to the Corporation at the time of closing and, if the Vendor fails to make such repayment, the Purchaser shall be required to pay the amount of such indebtedness to the Corporation from the purchase price and the amount of the purchase price payable to the Vendor shall be reduced accordingly. The Purchaser shall also be required to deduct from the purchase price and remit to the Corporation any amounts to be paid to the Corporation on account of the Vendor’s liability for Shareholder Loans or shareholder guarantees.

7.6 Payment of Purchase Price. Unless otherwise agreed in the Sale Transaction or otherwise provided for by this Agreement and Schedules hereto, the purchase price for the Purchased Shares shall be paid by the Purchaser in full by cash or bank draft at the time of closing.

7.7 Non-compliance with Conditions. If at the time of closing the Purchased Shares are not free and clear of all liens, charges, and encumbrances (“Liens”), the Purchaser may, without prejudice to any other rights which it may have, purchase the Purchased Shares subject to such Liens and, in that event, the Purchaser shall, at the time of closing assume all obligations and liabilities with respect to such Liens and make the payment of tax required under Article 116 of the Income Tax Act (Canada), as the case may be; and in each such case the purchase price payable by the Purchaser for the Purchased Shares shall be satisfied, in whole or in part, as the case may be, by such assumption or payment and the amount so assumed or paid shall be deducted from the purchase price payable at the time of closing.

7.8 Non-Completion by Vendor. If, at the time of closing, the Vendor fails to complete the Sale Transaction, the Purchaser shall have the right, if not in default under this Agreement, without prejudice to any other rights which the Purchaser may have, make payment of the purchase price payable to the Vendor at the time of closing by depositing such amount to the credit of the Vendor in any branch of the Corporation’s bankers. Such deposit shall constitute valid and effective payment of such amount to the Vendor irrespective of any action the Vendor may have taken to transfer or grant of Lien on the Purchased Shares. If the purchase price has been so paid, then from and after the date of deposit, the Sale Transaction shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity and to the Purchased Shares shall conclusively be deemed to have been transferred to and become vested in the Purchaser and all right, title, benefit, and interest, both at law and in equity, in and to the Purchased Shares of the Vendor or of any transferee or assignee of the Vendor shall cease and determine. The Purchaser shall also have the right to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, share certificates, resignations, and other documents that may be necessary to complete the Sale Transaction and each Shareholder, to the extent it may be a Vendor irrevocably appoints any Shareholder who becomes a Purchaser in a Sale Transaction its attorney in that behalf in accordance with the Powers of Attorney Act (Ontario), with no restriction or limitation in that regard and declaring that this power of attorney may be exercised during any subsequent legal incapacity on its part.

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7.9 No Joint Liability. For greater certainty, the parties acknowledge and agree that where a Sale Transaction involves more than one Purchaser, the Purchasers in such Sale Transaction are not jointly liable for the payment of the purchase price for the Purchased Shares and any indebtedness purchased, but are only liable for their proportionate share.

7.10 Consents. The parties acknowledge that the completion of any Sale Transaction shall be subject, in any event, to the receipt of all necessary governmental and regulatory consents and approvals to the transfer of Shares contemplated thereby.

7.11 Option or Mandatory Obligation to Continue. Should the Corporation not be in a position to purchase the Shares of a Shareholder at the time that any option contained in this Agreement is exercised by a Shareholder then such right shall continue until the Corporation is in a position to so redeem the said shares.

7.12 Transfer to Affiliates. Notwithstanding any other provision herein, Tyler Van Dyke may sell, transfer or otherwise dispose of all or any portion of his Shares to a corporation controlled by him (the “Permitted Transferee”) provided that:

(a)	the Permitted Transferee will remain controlled by Tyler Van Dyke for so long as the Permitted Transferee holds the Shares;

(b)

prior to the Permitted Transferee ceasing to be a Permitted Transferee controlled by the Tyler Van Dyke, the Permitted Transferee will transfer its Shares to Tyler Van Dyke or to another corporation controlled by Tyler Van Dyke, and that such other corporation will enter into an agreement similar to this Agreement with the other Shareholders of the Corporation; and

(c)	the Permitted Transferee will otherwise be bound by and have benefit of the provisions of this Agreement.

ARTICLE 8

DISPUTE RESOLUTION

8.1 Dispute Resolution. All disputes and questions whatsoever which shall arise between any of the parties in connection with this Agreement, or the construction or application thereof or any Article or thing contained in this Agreement or as to any act, deed or omission of any party or as to any other matter in any way relating to this Agreement (the “Dispute”), shall be resolved as follows:

(a)	First the parties shall endeavour to resolve the Dispute amongst themselves, however if there is not a resolution satisfactory to all parties concerned within five (5) Business Days of a party informing the other party or parties of the subject matter of the Dispute, the provisions in Section 8.1(b) shall apply.

(b)	Any Dispute that the parties hereto are unable to resolve in accordance with Section 8.1(a) shall be resolved through mediation by an independent mediator (professional or otherwise) chosen by the parties, with each party agreeing on the choice of mediator. The mediator shall resolve the dispute within fifteen (15) Business Days of being retained. If the parties are unable to agree on a choice of a mediator or if the mediator is unable to reach or mediate a resolution of the Dispute then the provisions in Section 8.1(c) shall apply.

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(c)	Failing a resolution in accordance Section 8.1(b), the Dispute will be settled by arbitration pursuant to the laws of the Province of Ontario in the City of Kitchener, Province of Ontario Canada, following the arbitration and conciliation procedures set forth in the Arbitration Act (Ontario) or such successor legislation in force on the date of the mailing of the notice of arbitration. The parties agree that any such arbitral hearing shall close within three (3) months from the date of the commencement of such arbitral proceedings and the arbitral award will be made within thirty (30) days after the close of hearings and will be final and binding upon the parties. The parties hereto acknowledge that a qualified independent third party arbitrator, who may not be the mediator chosen in Section 8.1(b) above, to be determined by mutual agreement of the parties shall be the arbitrator appointed herein and that any decision rendered by such arbitrator shall be binding upon them. In the event that parties fail to agree on the person to be appointed arbitrator in accordance with the terms hereof, said arbitrator shall be appointed in accordance with the arbitration and conciliation procedures set forth in the Arbitration Act (Ontario).

(d)	That all costs and expenses for the aforementioned mediation and arbitration be paid out of the assets of the Corporation.

ARTICLE 9

INSURANCE

9.1 Directors and Officers Insurance. The Corporation shall purchase and maintain insurance for the benefit of any Director or officer against any liability incurred by such Director and officer in a minimum amount of Three Million Dollars ($3,000,000.00) or such greater amount as the Board determines:

(a)

in the capacity as a Director or officer, except where the liability relates to the Director or officers’ failure to act honestly and in good faith with a view to the best interests of the Corporation; and/or

(b)

in the capacity as a Director or officer of another body corporate where the Director acts or acted in that capacity at the Corporation’s request, except where the liability relates to the Director’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

9.2 Life Insurance. Intentionally Deleted.

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ARTICLE 10

NON-COMPETITION

10.1 Restriction on Competition. Viking (the “Covenantor”) agrees and covenants with Tyler Van Dyke and the Corporation (the “Covenantees”) that, from the execution of this Agreement and until the expiry of two (2) years from any subsequent termination of this Agreement or from the Covenantor ceasing to be a Shareholder in the Corporation (the “Binding Period”), whichever is sooner, the Covenantor shall not, directly or indirectly, either alone or in partnership or in conjunction with any person or persons as principal, agent, shareholder or in any other manner whatsoever, within Canada:

(a)

carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any Person engaged in or concerned with or interested in any competitive business or any aspect thereof as conducted at any time during the Binding Period;

(b)	solicit, interfere with or attempt to solicit or interfere with any supplier, employee, customer or client of or to the Corporation and/or any Shareholder away from the Corporation;

(c)

engage the services of any Person that was an employee, agent or sales representative of the Corporation and/or any Subsidiary at any time during the Binding Period, do any act or thing which results in the relationship between the Corporation and/or any Subsidiary and any supplier, employee, customer or client of the Corporation and/or any Subsidiary or any Shareholder being diminished or impaired; and/or

(d)

During the Binding Period, the Covenantor shall not, directly or indirectly, in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, or as principal, agent, director, officer, employee, consultant or shareholder, defame or actively disparage the commercial, business or financial reputation of the Corporation or its Affiliates or subsidiaries, any of their products or services, or any of their respective shareholders, employees, officers or directors.

For further certainty, if the Corporation is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by a third party seeking relief, reorganization, or rearrangement under any laws relating to insolvency in any jurisdiction whatsoever, or a receiver, liquidator, or trustee is appointed in respect of any property or assets of the Corporation, or an order is made for the liquidation, dissolution, or winding up of the Corporation, or a judgment is granted by a court against the Corporation and the Corporation fails to satisfy said judgment within a period of thirty (30) days from the date of said judgment, or the Corporation declares bankruptcy or has a receiving order made against the Corporation, then the Covenantor shall not continue to be bound by the terms of this non-competition provision.

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ARTICLE 11

GENERAL

11.1 Termination. This Agreement shall terminate on the earlier of:

(a)	the date on which one Person becomes the registered and beneficial owner of all the Shares; or

(b)	the date upon which there is an initial public offering of Shares.

Notwithstanding the foregoing, the provisions of this Article 11 and any other obligations under this Agreement which by their terms are intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

11.2 Further Assurances. The parties shall sign such further and other documents, cause such meetings to be held, cause such resolutions to be passed and such by-laws to be enacted, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement and every part of it. Any actions required to be taken pursuant to this Section 11.2 shall be undertaken at the sole cost and expense of the party undertaking such actions. Each of the parties agree that they will at all times be faithful to the others and will do their best to further the interests of the Corporation and will at all times cast their votes for the election of the persons as provided in this Agreement as officers and directors of the Corporation, and will at no time cast their vote as a director or shareholder for the purpose of ousting the other parties from office, nor shall any of the parties take any measure by way of entering into a conspiracy or agreement for the purpose of ousting the other parties from office or for doing that which may prove detrimental to the interests of any of the parties.

11.3 Implementation of Agreement. If any conflict shall appear between the Articles, By-laws or resolutions of the Corporation and the provisions of this Agreement, the provisions of this Agreement shall govern and supersede the provisions of the Articles, By-laws and resolutions. If there shall be any such conflict, the Shareholders shall amend the Articles, By-laws and resolutions so as to ensure conformity with the terms of this Agreement.

11.4 Legend on Certificates. All share certificates of the Corporation shall be endorsed with the following legend:

“THE CORPORATION IS BOUND BY, AND THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, A UNANIMOUS SHAREHOLDER AGREEMENT DATED AS OF THE 1ST DAY OF JUNE, 2026, AS MAY BE AMENDED FROM TIME TO TIME, AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF. ANY TRANSFEREE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS DEEMED, AND REQUIRED, TO BE A PARTY TO THAT AGREEMENT.”

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11.5 Copy of Agreement. The Corporation shall keep a true copy of this Agreement at its registered office and on reasonable prior notice from any party shall make the same available for examination by such party during the Corporation’s regular hours of business at such office.

11.6 Notices. All notices, requests, demands, or other communications required or permitted to be given by one party to another pursuant to this Agreement shall be given in writing by personal delivery, courier service, registered mail (postage prepaid), or facsimile transmission, or electronically by e-mail, addressed or delivered to the parties at the respective addresses set out in Schedule A or at such other address of which Written Notice is given to the other parties or to the Corporation. Such notices, requests, demands, or other communications shall be deemed to have been received when delivered, when sent by electronic means, if mailed through Canada Post, on the fifth (5th) Business Day after the mailing thereof, or, if sent by facsimile transmission, on the first (1st) Business Day after confirmed transmission. If a notice, request, demand or other communication is delivered by registered mail, and regular mail service shall be interrupted by strikes or other irregularities on or before the fifth (5th) Business Day after the mailing thereof, such notice, request, demand, or other communication shall be deemed to have been received only upon personal delivery thereof.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontrario and the laws of Canada applicable therein. All of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario.

11.8 Entire Agreement and Amendment. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the parties with respect to the matters in this Agreement and supersedes all prior agreements and negotiations, whether written or oral, relating to the subject-matter of this Agreement. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated in this Agreement and made a part of this Agreement. This Agreement shall not be amended, altered or qualified except by an instrument in writing signed by all of the parties.

11.9 Waiver. No party to this Agreement shall be deemed or taken to have waived any provision of this Agreement unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. No failure or delay on the part of a party in exercising any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a party of a default shall operate against such party as a waiver of such default unless made in writing and signed.

11.10 Enurement and Assignment. This Agreement shall be binding upon and enure to the benefit of the parties, their respective heirs, executors, administrators and other legal representatives, and, to the extent permitted, their respective successors and permitted assigns. No party to this Agreement may assign, transfer or otherwise dispose of all or any part of its rights or obligations or any interest in this Agreement without the prior consent of the parties.

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11.11 Power of Attorney. If any Shareholder neglects or refuses, or is unable to execute or deliver any document required to be executed or delivered pursuant to the provisions of this Agreement, then such Shareholder shall be deemed to have appointed the Corporation as his or her agent and lawful attorney, in accordance with the Powers of Attorney Act (Ontario), for the purpose of executing and delivering such document and such execution or delivery shall be as valid and effectual, for all purposes, as though it had been executed or delivered by such Shareholder. This appointment, being coupled with interest, is therefore irrevocable.

11.12 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held illegal, invalid, or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid, or unenforceable shall not be affected thereby. Each provision of this Agreement is intended to be severable, and if any provision is illegal, invalid, or unenforceable in any jurisdiction, this will not affect the legality, validity, or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Agreement.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so signed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.14 Independent Legal Advice. By execution of this Agreement, the parties hereto do individually acknowledge, consent and agree:

(a)

that they have been advised to seek independent legal advice with respect to the terms of the Agreement, and that they have been given an opportunity to seek such legal advice. If they have not obtained such independent legal advice, that notwithstanding such recommendation and said opportunity, they acknowledge and declare that they wish to enter into this Agreement without independent legal advice, that the terms of this Agreement correctly set out their wishes and intentions, and that they agree to be bound by those terms;

(b)	that they understand their respective rights and obligations under this Agreement; and

(c)	that they are signing this Agreement voluntarily.

[Signature page follows below.]

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IN WITNESS WHEREOF, the parties have executed this Unanimous Shareholders Agreement as of the Effective Date.

CORPORATION

T&T POWER GROUP INC.

By:	/s/ Tyler Van Dyke
Name: Tyler Van Dyke
Title: President I have authority to bind the Corporation

SHAREHOLDERS

VIKING ENERGY GROUP, INC.
/s/ Tyler Van Dyke	By:	/s/ James Doris
Tyler Van Dyke		Name: James Doris Title: President and C.E.O. I have authority to bind the Corporation

[Signature Page – Unanimous Shareholders Agreement]

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